EXHIBIT 7.01(h)

                              [LETTERHEAD OF BANK]


                                        February __, 1999



Sextant Avionique, Inc.
1924 NW 84th Avenue
Miami, Florida 33126
Attention: Chief Executive Officer


Dear Sir:

                  BE Aerospace, Inc. ("BE Aerospace") has authorized us to confirm to you, upon receipt of your written request (which may be sent by facsimile) the amount of credit available to BE Aerospace under its credit facility with us. In order to submit such a request, please contact [Insert Name of Contact], fax number: [_________].



                                        THE CHASE MANHATTAN BANK



                                        By:_____________________________
                                            Name:
                                           Title: